Exhibit 10.20(a)

LOCKUP AGREEMENT

This Lockup Agreement is dated as of [●], 2021 and is between Joby Aviation, Inc., a Delaware corporation (the “Company”) (f/k/a Reinvent Technology Partners, a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), and each of the stockholder parties identified on Exhibit A hereto and the other Persons who enter into a joinder to this Agreement substantially in the form of Exhibit B hereto with the Company in order to become a “Stockholder Party” for purposes of this Agreement (collectively, the “Stockholder Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

BACKGROUND:

WHEREAS, the Stockholder Parties own or will own equity interests in the Company;

WHEREAS, the Company, RTP Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Joby Aero, Inc., a Delaware corporation (“Joby Aero”), entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of February 23, 2021, pursuant to which, among other transactions, Merger Sub merged with and into Joby Aero, with Joby Aero continuing on as the surviving entity and a wholly owned subsidiary of the Company, on the terms and conditions set forth therein; and

WHEREAS, in connection with the Merger, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in the Company.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Action” has the meaning set forth in Section 3.7.

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” means this Lockup Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Bylaws” has the meaning set forth in Section 2.1(f).

“Change of Control” means any transaction or series of transactions (A) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than the Company, the Surviving Corporation or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in the Company, the Surviving Corporation or any of their respective Subsidiaries, (B) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the Board of Directors of the Company or the Surviving Corporation immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or, if the Surviving Corporation is a Subsidiary, the ultimate parent thereof or (2) the voting securities of the Company, the Surviving Corporation or any of their respective Subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination or, if the Surviving Corporation is a Subsidiary, the ultimate parent thereof, or (C) the result of which is a sale of all or substantially all of the assets of the Company or the Surviving Corporation (as appearing in its most recent balance sheet) to any Person.

“Closing Date” means the closing date of the Merger.

“Collaboration Agreement” means that certain Amended and Restated Collaboration Agreement, dated as of August 30, 2019, by and between Toyota Motor Corporation (together with its affiliated Stockholder Parties, “Toyota”) and Joby Aero.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company, following the consummation of the Merger.

“Company” has the meaning set forth in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Joby Aero” has the meaning set forth in the Background.

“Lock-up” has the meaning set forth in Section 2.1(a).

“Lock-up Period” has the meaning set forth in Section 2.1(c).

“Lock-up Shares” has the meaning set forth in Section 2.1(c).

“Merger” has the meaning set forth in the Background.

“Merger Agreement” has the meaning set forth in the Background.

“Merger Sub” has the meaning set forth in the Background.

“MOU” means that certain Memorandum of Understanding by and between Toyota Motor Corporation and Joby Aero dated on or around the date of this Agreement.

“Permitted Transferees” has the meaning set forth in Section 2.1(c).

“Sponsor Agreement” means the Sponsor Agreement entered into among the Company, Reinvent Sponsor LLC (the “Sponsor”) and Joby Aero on February 23, 2021 in substantially the form attached as Exhibit C hereto.

“Stockholder Parties” has the meaning set forth in the Preamble.

“Subscription Agreement” means a Subscription Agreement, dated as of February 23, 2021, by and between a Stockholder Party and the Company.

“Trading Day” means any day on which shares of Common Stock are actually traded on the principal securities exchange or securities market on which shares of Common Stock are then traded.

“Transfer” has the meaning set forth in Section 2.1(c).

1.2 Construction. Unless the context otherwise requires: (a) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (b) “or” is disjunctive but not exclusive, (c) words in the singular include the plural, and in the plural include the singular, and (d) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

LOCKUP

2.1 Lockup.

(a) Subject to the exclusions in Section 2.1(b), each Stockholder Party agrees not to Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b) Each Stockholder Party or any of its Permitted Transferees may Transfer any Lock-up Shares it holds during the Lock-up Period (a) to other Stockholder Parties or any direct or indirect partners, members or equity holders of such Stockholder Party, any Affiliates of such Stockholder Party or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates; (b) by gift to a charitable organization; or, in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the primary beneficiaries of which are one or more members of the individual’s immediate family or an Affiliate of such Person; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; or (f) to the Company.

(c) For purposes of this Section 2.1:

(i) The term “Lock-up Period” means:

(A) for 20% of the Lock-up Shares held by each Stockholder Party and its Permitted Transferees, the period beginning on the Closing Date and ending on the earlier of (a) the one-year anniversary of the Closing Date and (b) the date on which the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 150 days after the Closing Date;

(B) for 20% of the Lock-up Shares held by each Stockholder Party and its Permitted Transferees, the period beginning on the Closing Date and ending on the two-year anniversary of the Closing Date;

(C) for 20% of the Lock-up Shares held by each Stockholder Party and its Permitted Transferees, the period beginning on the Closing Date and ending on the three-year anniversary of the Closing Date;

(D) for 20% of the Lock-up Shares held by each Stockholder Party and its Permitted Transferees, the period beginning on the Closing Date and ending on the four-year anniversary of the Closing Date; and

(E) for 20% of the Lock-up Shares held by each Stockholder Party and its Permitted Transferees, the period beginning on the Closing Date and ending on the five-year anniversary of the Closing Date.

Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Closing, the Lock-up Period for any Lock-up Shares shall automatically terminate immediately prior to such Change of Control. For the avoidance of doubt, no Lock-up Shares shall be subject to Lock-up from and after the date that is five years after the Closing Date.

Notwithstanding the foregoing, in the event that Toyota exercises its right to terminate the Lock-up Period with respect to the period following the third anniversary of the Closing pursuant to and in accordance with the conditions and timeline in Section 1 of the MOU, the Lock-up Period set forth in each of Section 2.1(c)(i)(D) and Section 2.1(c)(i)(E) for Lock-Up Shares then held by Toyota shall automatically terminate on the date that is three years after the Closing Date and, for the avoidance of doubt, no Lock-up Shares then held by Toyota shall be subject to Lock-up from and after the date that is three years after the Closing Date.

Notwithstanding the foregoing, in the event that Toyota terminates the MOU and the Collaboration Agreement pursuant to and in accordance with the conditions and timeline in Section 4 of the MOU, the Lock-up Period for any Lock-up Shares then held by Toyota shall automatically terminate concurrently with such termination of the MOU and the Collaboration Agreement.

(ii) The term “Lock-up Shares” means with respect to any Stockholder Party and its respective Permitted Transferees, (A) the shares of Common Stock held by such Person immediately following the closing of the Merger other than any shares purchased pursuant to a Subscription Agreement and (B) the shares of Common Stock issuable to such Person upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Merger in respect of awards of Joby Aero outstanding immediately prior to the closing of the Merger, determined as if, with respect to any such equity awards that are net exercised, such equity awards were instead cash exercised. For the avoidance of doubt, Lock-Up Shares shall include any shares of Common Stock beneficially owned by a Stockholder Party pursuant to ownership of shares of capital stock of Joby Holdings, Inc. (f/k/a Joby Aviation, Inc.)

(iii) The term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any Person to whom such Stockholder Party or any other Permitted Transferee of such Stockholder Party is permitted to transfer such shares of Common Stock pursuant to Section 2.1(b).

(iv) The term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

(d) Each Stockholder Party shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-up Period so long as no Transfers of such Stockholder Party’s shares of Common Stock in contravention of this Section 2.1 are effected prior to the expiration of the applicable Lock-up Period.

(e) Each Stockholder Party also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Lock-up Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder Party’s Lock-up Shares describing the foregoing restrictions.

(f) For the avoidance of doubt, each Stockholder Party shall retain all of its rights as a stockholder of the Company with respect to the Lock-up Shares during the Lock-up Period, including the right to vote any Lock-up Shares.

(g) Notwithstanding anything to the contrary in this Agreement, if either (i) any waiver, release, termination, shortening or other amendment or modification to the Sponsor Agreement (“Sponsor Agreement Amendment”) occurs which improves the terms of the lock-up set forth therein for the Sponsor, or (ii) the Company waives, releases, terminates, shortens, or otherwise amends or modifies the restrictions in this Agreement as to any Stockholder Party(ies), other than as permitted under the terms of the MOU (each of the events in (i) or (ii), a “Release”), then the Release shall apply pro rata and on the same terms to the Lock-up of each Stockholder Party’s Lock-up Shares hereunder and the provisions of this Section 2.1 shall be deemed immediately and automatically waived, released, terminated, shortened, amended or modified, as the case may be, without further action of the parties. For the avoidance of doubt, the provisions of this Section 2.1 shall not be deemed waived, released, terminated, shortened, amended or modified if any such waiver, release, termination, shortening, amendment or modification would further obligate or is otherwise adverse to the holders of Lock-up Shares hereunder; provided, however, that in any such circumstances the holders of Lock-up Shares hereunder shall be granted equal opportunity to participate in such Release on equal terms to the parties thereto prior to the effectiveness thereof. Prior to any Sponsor Agreement Amendment or Release, the Company will provide reasonable advance written notice (in no case less than five (5) Trading Days) to each holder of the Lock-up Shares, indicating that the Company plans to take a specified action with respect to the Sponsor Agreement or Release and setting forth the terms of any such Sponsor Agreement Amendment or Release.

(h) For the avoidance of doubt, each Stockholder Party is subject to the provisions set forth in this Section 2.1 in addition to the provisions set forth in Section 7.12 of the Company’s bylaws, as amended, in substantially the form attached as Exhibit B to the Merger Agreement, as previously approved by the stockholders of the Company (the “Bylaws”). Notwithstanding anything to the contrary in the Bylaws, each Stockholder Party agrees not to exercise any right it may be entitled to under Section 7.12(iv)(a) and Section 7.12(iv)(b) of the Bylaws and agrees not to Transfer any Lock-up Shares in violation of this Agreement.

(i) For so long as this Agreement remains in effect, the Company shall not waive, release, terminate, shorten, or otherwise amend or modify the restrictions on transfer set forth in the MOU or Section 7.12 of the Bylaws, in each case, other than pursuant to the terms thereof, without first obtaining the prior written consent of Stockholder Parties holding a majority of the Lock-Up Shares then subject to the restrictions set forth hereunder.

(j) The obligations of the Stockholder Parties hereunder are conditioned on the Company entering into the Sponsor Agreement.

ARTICLE III

GENERAL PROVISIONS

3.1 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Company, to:

Joby Aviation, Inc.

340 Woodpecker Ridge Road

Santa Cruz, CA 95060

Attention: Legal Department

Email: legal@jobyaviation.com

with a copy (not constituting notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attn:      Ryan Maierson

              Ben Potter

E-mail:  ryan.maierson@lw.com

              benjamin.potter@lw.com

If to any Stockholder Party, to such address indicated on the Company’s records with respect to such Stockholder Party or to such other address or addresses as such Stockholder Party may from time to time designate in writing.

3.2 Amendment; Waiver. (a) The terms and provisions of this Agreement, and the terms of the MOU as they relate to any Lock-Up Shares, may be amended or modified in whole or in part only by a duly authorized agreement in writing executed by the Company and the Stockholder Parties holding a majority of the shares then held by the Stockholder Parties in the aggregate as to which this Agreement has not been terminated.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) The Company and any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to (i) in the case of a waiver by the Company, to the applicable Stockholder Parties and (ii) in the case of a waiver by a Stockholder Party, to the Company.

(e) Notwithstanding anything to the contrary, any amendment, modification or waiver of any provision herein that is specific to Toyota or that impairs or modifies its rights under the MOU will not bind Toyota without Toyota’s prior written approval.

(f) Notwithstanding anything to the contrary, any amendment, modification or waiver of any provision herein that would (i) adversely affect any Stockholder Party, or (ii) disproportionately affect any Stockholder Party as compared to any other Stockholder Party, in each case, will not bind any such Stockholder Party without such Stockholder Party’s prior written approval.

3.3 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

3.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 3.4 shall be null and void, ab initio.

3.5 Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto, any right or remedies under or by reason of this Agreement, as a third party beneficiary or otherwise.

3.6 Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

3.7 Jurisdiction. Any claim, action, suit, assessment, arbitration or proceeding (an “Action”) based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.7.

3.8 Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.8.

3.9 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 3.9 shall not be required to provide any bond or other security in connection with any such injunction.

3.10 Entire Agreement. Except as otherwise set forth herein, this Agreement (and, with respect to Toyota, the MOU) constitutes the full and entire understanding and agreement among the parties relating to the Lockup and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the Lockup. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Lockup (and, with respect to Toyota, the MOU) exist between the parties except as expressly set forth or referenced in this Agreement (and, with respect to Toyota, the MOU). Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of the Company or any of the Stockholder Parties under any other agreement between any of the Stockholder Parties and the Company, and nothing in any other agreement, certificate or instrument (other than, with respect to Toyota, the MOU) shall limit any of the rights, remedies or obligations of any of the Stockholder Parties or the Company under this Agreement.

3.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

3.12 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.13 Several Liability. The liability of any Stockholder Party hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Stockholder Party be liable for any other Stockholder Party’s breach of such other Stockholder Party’s obligations under this Agreement.

3.14 Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

JOBY AVIATION, INC.

By:
Name:
Title:

[STOCKHOLDER PARTY]

By:

Exhibit A

1. Toyota Motor Corporation (and its affiliates, Toyota A.I. Ventures Fund I, L.P., Toyota A.I. Ventures Parallel Fund I-A, L.P.)

2. Sciarra Management Trust

3. Intel Capital Corporation (and its affiliate, Middlefield Ventures, Inc.)

4. Joby Trust

5. Technology Impact Fund, L.P. (and its affiliates, Technology Impact Growth Fund, LP and Capricorn-Libra Investment Group, L.P.)

6. 8VC Fund I, L.P. (and its affiliate, 8VC Entrepreneurs Fund I, L.P.)

7. Uber Technologies, Inc.

8. JoeBen Bevirt (directly and indirectly through Joby Holdings, Inc. (f/k/a Joby Aviation, Inc.) and/or applicable trusts or holding companies)

9. Paul Sciarra (directly and indirectly through Joby Holdings, Inc. (f/k/a Joby Aviation, Inc.) and/or applicable trusts or holding companies)1

10. Dayton Family Enterprises, LLC (and its affiliates, Dayton Family Investments, LLC, Dayton Joby Trust 1, dated November 18, 2020, Dayton Joby Trust 2, dated December 2, 2020, and The Dayton Children’s Trust)

[1]

Note to Draft: The Lock-Up Agreement contemplates that any entitlements of JoeBen Bevirt and Paul Sciarra and/or any of their family members (other than family members who hold shares independently) to shares of the Company, which are held directly or indirectly through Joby Holdings, Inc. or other applicable trusts or holding companies as of the date of the Merger Agreement, are to be included in the Lock-up Shares. The form of the Lock-Up Agreement and/or the signatories may be revised to prevent Transfer of such Lock-up Shares.

Exhibit B

FORM OF JOINDER TO LOCKUP AGREEMENT

[            ], 20

Reference is made to the Lockup Agreement, dated as of [•], 2021, by and among Joby Aviation, Inc. (the “Company”) and the other Stockholder Parties (as defined therein) from time to time party thereto (as amended from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.

Each of the Company and each undersigned holder of shares of the Company (each, a “New Stockholder Party”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

Each undersigned New Stockholder Party hereby agrees to and does become party to the Lockup Agreement as a Stockholder Party. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below each undersigned New Stockholder Party is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[NEW STOCKHOLDER PARTY]

By:
Name:
Title

JOBY AVIATION, INC.

By:
Name:
Title:

Exhibit C

[Form of Sponsor Agreement]